EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No. 1 to Form F-1 of GoodFaith Technology Inc. and its subsidiaries (the “Company”) of our report dated September 15, 2023, with respect to our audit of the Company’s consolidated financial statements as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, which appears in the Prospectus as part of the Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

September 15, 2023